UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/18/2010

Florida Bank Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53813

Florida	20-8732828
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 N. Franklin Street

Suite 2800

Tampa, FL 33602

(Address of principal executive offices, including zip code)

(813) 367-5270

(Registrant’s telephone number, including area code)

FBG Holding Company

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2010, during a joint meeting of the Board of Directors of Florida Bank Group, Inc. (the “Holding Company”) and Florida Bank (the “Bank”), a wholly owned subsidiary of the Holding Company, Ms. Susan Martinez was appointed, pending regulatory non-objection, to serve in a dual capacity as Chief Executive Officer and President of the Holding Company and the Bank. Ms. Martinez, age 55, served as Senior Executive Vice President and Florida Regional President of Regions Financial Corporation until December 31, 2007. Prior to the merger with Regions Financial Corporation in 2006, Ms. Martinez served as the head of the Florida Banking Group at AmSouth Bank. Ms. Martinez joined AmSouth Bank in 1998 and served in various roles until she was named head of its Florida Banking Group in 2004. Prior to joining AmSouth Bank in 1998, Ms. Martinez spent more than 25 years with Barnett Bank (formerly First Florida Bank, now Bank of America), and held various positions, including Executive Vice President and Senior Retail Executive for the Tampa, Florida market.

Ms. Martinez succeeds Mr. Robert Rothman as Chief Executive Officer of the Holding Company and as Chairman of the Board of the Bank. Mr. Rothman will continue to serve as Chairman of the Board of the Holding Company.

Ms. Martinez succeeds Mr. Stephen Stagg who resigned as President of the Holding Company and the Bank and from the Board of Directors of the Bank on November 24, 2010. Mr. Stagg’s decision to resign was not the result of any disagreement with the Holding Company or the Bank. Mr. Stagg will continue to serve as a consultant to the Bank commencing on December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Bank Group, Inc.

Date: November 24, 2010	By:	/s/ John Garthwaite
John Garthwaite
Chief Financial Officer